Exhibit 99.1

Seattle Genetics Reports Third Quarter 2013 Financial Results

-Total Revenues of $71.0 Million, Including $36.5 Million in

ADCETRIS® (Brentuximab Vedotin) Net Product Sales-

-Multiple ADCETRIS Clinical Data Presentations Planned for ASH Annual Meeting-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — November 5, 2013 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2013. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development activities, progress with its antibody-drug conjugate (ADC) pipeline, collaborator updates and upcoming milestones.

“We ended the third quarter in a strong financial position, driven by ADCETRIS net sales and collaboration revenues, leading us to increase our full year 2013 guidance in both areas. We expect several milestones over the remainder of the year, notably reporting data from multiple abstracts at the ASH annual meeting in December and advancing an additional ADC into clinical trials,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “Highlights of our recent progress include securing a revised ADCETRIS U.S. label that removes the 16-cycle limitation on duration of therapy, advancing our broad clinical development of ADCETRIS including starting a phase 2 trial in frontline diffuse large B-cell lymphoma, and continuing to innovate within our product pipeline by initiating phase 1 clinical trials of two new ADCs, SGN-CD33A and SGN-LIV1A.”

Recent ADCETRIS Highlights

•	Completed treatment of all patients on the phase 3 AETHERA trial. Seattle Genetics and its collaborator, Millennium: The Takeda Oncology Company (Takeda), continue to evaluate options that could enable unblinding of the data before the end of 2014.

•	Obtained approval for U.S. prescribing information from the U.S. Food and Drug Administration (FDA) that removes the 16-cycle limitation on duration of ADCETRIS use.

•	Received orphan drug designation from the FDA for angioimmunoblastic T-cell lymphoma (AITL), an aggressive type of mature T-cell lymphoma (MTCL).

•	Initiated a phase 2 frontline trial of ADCETRIS in combination with standard therapy (R-CHOP) for patients with newly diagnosed diffuse large B-cell lymphoma.

•	Takeda received approval for ADCETRIS in Ukraine through its local affiliate.

•	Reported on multiple presentations at the 9th International Symposium on Hodgkin Lymphoma (ISHL), including data highlighting the evaluation of ADCETRIS in the frontline and salvage settings.

ADCETRIS is currently not approved for use in frontline and salvage settings for Hodgkin lymphoma, AITL or B-cell non-Hodgkin lymphoma.

ADC Pipeline and Collaborator Updates

•	Initiated a phase 1 trial of SGN-CD33A for acute myeloid leukemia. SGN-CD33A employs the company’s newest ADC technology, comprising a potent pyrrolobenzodiazepine (PBD) dimer cell-killing agent, proprietary site-specific conjugate technology called EC-mAb and a novel antibody targeted to CD33.

•	Initiated a phase 1 trial of SGN-LIV1A, an ADC for patients with LIV-1-positive metastatic breast cancer. SGN-LIV1A utilizes the same drug-linker technology employed in ADCETRIS.

•	Discontinued development of SGN-75, an anti-CD70 ADC in phase 1 trials for renal cell carcinoma. The company plans to advance a novel ADC targeted to CD70, SGN-CD70A, into clinical trials during 2014. SGN-CD70A utilizes the company’s PBD and EC-mAb technology.

•	Received a milestone payment under an ADC collaboration with Pfizer, triggered by Pfizer’s initiation of a phase 1 trial with an ADC utilizing Seattle Genetics’ technology.

Other Recent Highlights

•	Promoted Jonathan Drachman, M.D., to Chief Medical Officer and Executive Vice President, Research and Development.

•	Promoted Eric Sievers, M.D., to Senior Vice President, Clinical Development.

Upcoming 2013 Milestones

•	Present ADCETRIS data from multiple abstracts at the American Society of Hematology (ASH) 2013 annual meeting December 7-10, 2013, including:

•	a phase 2 trial in B-cell non-Hodgkin lymphoma;

•	a phase 2 trial in frontline Hodgkin lymphoma patients age 60 and above;

•	long-term follow-up from pivotal trials in relapsed Hodgkin lymphoma and relapsed systemic anaplastic large cell lymphoma (ALCL); and,

•	follow-up from a phase 1 trial in frontline mature T-cell lymphoma.

•	At ASH, report interim data from an ongoing phase 1 dose-escalation trial of SGN-CD19A in acute lymphoblastic leukemia.

•	Initiate a phase 1 trial of ASG-15ME in bladder cancer by the end of 2013.

Third Quarter and Nine Months Financial Results

Total revenues in the third quarter of 2013 were $71.0 million, compared to $49.8 million in the third quarter of 2012. Revenues for the nine month period ended September 30, 2013 were $201.9 million, compared to $146.9 million for the same period in 2012. Revenues in 2013 included ADCETRIS net product sales of $36.5 million in the third quarter and $106.1 million for the year-to-date. Revenues in 2013 also included ADCETRIS royalty revenues of $5.3 million for the third quarter and $11.2 million for the year-to-date from international sales of ADCETRIS by Takeda. In addition, revenues reflect amounts earned under the company’s ADCETRIS and ADC collaborations totaling $29.2 million in the third quarter of 2013 and $84.5 million for the year-to-date in 2013. Collaboration revenues have increased in 2013 driven by the company’s ADCETRIS collaboration with Takeda as well as its ADC collaborations.

Total costs and expenses for the third quarter of 2013 were $94.8 million, compared to $63.6 million for the third quarter of 2012. For the first nine months of 2013, total costs and expenses were $249.0 million, compared to $193.4 million in the first nine months of 2012. The planned increases in 2013 costs and expenses were primarily driven by ADCETRIS expenses, including clinical trials to explore potential additional uses of ADCETRIS and drug supply to Takeda under the collaboration. Research and development expenses also include increased investment in the company’s ADC pipeline programs.

Under the ADCETRIS collaboration with Takeda, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Takeda and us on a 50:50 basis. Net reimbursement funding received from Takeda is recognized as revenue over the development period of the collaboration along with other development payments received, including the upfront payment and development milestone payments.

Non-cash, share-based compensation expense for the first nine months of 2013 was $21.6 million, compared to $17.9 million in the first nine months of 2012.

Net loss for the third quarter of 2013 was $23.7 million, or $0.19 per share, compared to a net loss of $13.7 million, or $0.12 per share, for the third quarter of 2012. For the nine months ended September 30, 2013, net loss was $46.8 million, or $0.39 per share, compared to a net loss of $43.2 million, or $0.37 per share, for the same period in 2012.

As of September 30, 2013, Seattle Genetics had $373.8 million in cash, cash equivalents and investments, compared to $364.3 million as of December 31, 2012.

2013 Revenue Outlook

Seattle Genetics is increasing its guidance and now anticipates that ADCETRIS net product sales will be in the range of $140 million to $145 million in 2013 and that collaboration and license agreement revenues will be in the range of $95 million to $100 million in 2013.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 866-225-8754 (domestic) or 480-629-9818 (international). The access code is 4645309. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4645309. The telephone replay will be available until 4:00 p.m. PT on Thursday, November 7, 2013.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. The company’s lead product, ADCETRIS® (brentuximab vedotin) is an ADC that, in collaboration with Millennium: the Takeda Oncology Company, has been approved for two indications in more than 35 countries, including the U.S., European Union and Canada. Additionally, ADCETRIS is being evaluated broadly in more than 20 ongoing clinical trials. Seattle Genetics is also advancing a robust pipeline of clinical-stage ADC programs, including SGN-CD19A, SGN-CD33A, SGN-LIV1A, ASG-22ME and ASG-15ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for revenue and expenses for the year 2013. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include sales of ADCETRIS may not be as expected or expenses may exceed current projections. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations. In addition, if we do not meet our financial guidance or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2013	December 31, 2012
Assets
Cash, cash equivalents, and investments	$373,848	$364,258
Other assets	103,782	107,164

Total assets	$477,630	$471,422

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$56,611	$56,130
Deferred revenue and long-term liabilities	186,639	189,144
Stockholders’ equity	234,380	226,148

Total liabilities and stockholders’ equity	$477,630	$471,422

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues
Net product sales	$36,485	$33,658	$106,141	$102,845
Collaboration and license agreement revenues	29,234	14,476	84,525	41,119
Royalty revenues	5,250	1,698	11,189	2,936

Total revenues	70,969	49,832	201,855	146,900

Costs and expenses
Cost of sales	3,528	2,742	10,008	8,808
Cost of royalty revenues	1,927	613	4,299	1,115
Research and development	67,847	41,392	167,855	122,634
Selling, general and administrative	21,451	18,842	66,873	60,889

Total costs and expenses	94,753	63,589	249,035	193,446

Loss from operations	(23,784)	(13,757)	(47,180)	(46,546)
Investment and other income, net	98	105	331	3,360

Net loss	$(23,686)	$(13,652)	$(46,849)	$(43,186)

Basic and diluted net loss per share	$(0.19)	$(0.12)	$(0.39)	$(0.37)

Weighted-average shares used in computing basic and diluted net loss per share	121,990	118,471	121,260	117,361